EXHIBIT 99.2


                                                   CONTACTS:
                                                   Charles Best
                                                   Chief Financial Officer
                                                   Biosource International, Inc.
                                                     chuckb@biosource.com

                                                   Aspasia Knox
                                                   Investor Relations
                                                   (805) 383-5268
                                                   aspasiaa@biosource.com
FOR IMMEDIATE RELEASE

November 17, 2000

                        BIOSOURCE INTERNATIONAL ANNOUNCES
                    SALES OF PREVIOUS CORPORATE HEADQUARTERS

     Camarillo, Calif. - November 17, 2000 - BioSource International, Inc. (Nasdaq: BIOI) today announced the successful sale its previous corporate headquarters, effective November 15, 2000. The net proceeds from the sales of the building of $1.8 million will be used to retire the $1.2 million debt on the building and for general corporate purposes.

     In July 2000, the Company moved into its new corporate headquarters located on 542 Flynn Road in Camarillo, California. The new facility is approximately 52,000 square feet of space and will allow for the continued growth of the company. The Company's previous corporate headquarters was approximately 29,000 square feet of space and was located at 820 Flynn Road, also in Camarillo, California.

BioSource International, Inc. is a broad based life sciences and genomics company focused on providing solutions in the areas of functional genomics, proteomics, as well as advanced drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development as well as biomedical research.

This news release may contain forward-looking statements that involve risks and uncertainties, including risks described from time to time in reports filed by Biosource International, Inc. with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K/A.